Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Catalyst Paper Corporation

We consent to the incorporation by reference in the Registration Statement (333-xxxxx) on Form S-8 of Catalyst Paper Corporation (the “Company”) of the following reports which are included in the Annual Report of the Company and incorporated by reference in the annual report on Form 40-F of the Company for the fiscal year ended December 31, 2006:

•
Auditors’ Report to the Shareholders dated February 9, 2007 on the consolidated balance sheets of the Company as at December 31, 2006 and 2005, and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2006;

•	Comments by Auditor for U.S. Readers on Canada - U.S. Reporting Differences dated February 9, 2007; and
•
our Report of Independent Registered Public Accounting Firm dated February 9, 2007 on management's assessment of the effectiveness internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006.

(signed) KPMG LLP
Chartered Accountants

Vancouver, Canada
February 12, 2007